As filed with the Securities and Exchange Commission on May 18, 1998          Registration No. 333-__________

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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                            HARRAH'S ENTERTAINMENT, INC.
                (Exact name of Registrant as specified in its charter)

           DELAWARE                    7993                 62-1411755
        (State or other         (Primary Standard        (I.R.S. Employer
        jurisdiction of     Industrial Classification   Identification No.)
       incorporation or            Code Number)
         organization)

                                  1023 Cherry Road
                              MEMPHIS, TENNESSEE 38117
                                   (901) 762-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          HARRAH'S OPERATING COMPANY, INC.
        (Exact name of Registrant as specified in governing instruments)

           DELAWARE                    7993                 75-1941623
        (State or other         (Primary Standard        (I.R.S. Employer
        jurisdiction of     Industrial Classification   Identification No.)
       incorporation or            Code Number)
         organization)

                                  1023 Cherry Road
                              MEMPHIS, TENNESSEE 38117
                                   (901) 762-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             E. O. Robinson, Jr., Esq.
                                  General Counsel
                            Harrah's Entertainment, Inc.
                                  1023 Cherry Road
                              Memphis, Tennessee 38117
                                   (901) 762-8600

                                      Copy To:
                           Edward Sonnenschein, Jr., Esq.
                               David M. Hernand, Esq.
                                  Latham & Watkins
                         633 West Fifth Street, Suite 4000
                         Los Angeles, California 90071-2007
                                   (213) 485-1234

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

                                   -----------------

   If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


                                                                                           Proposed Maximum
                           Title of Each Class of Securities                                   Aggregate         Amount of
                                    to be Registered                                      Offering Price (1)  Registration Fee(2)
--------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.10 per share, of Harrah's Entertainment, Inc. ("HET") (3)....
 Debt Securities of HET..................................................................
 Preferred Stock, par value $100.00 per share, of HET (4)................................
 Depositary Shares of HET................................................................
 Debt Securities of Harrah's Operating Company, Inc. ("HOC").............................
 Preferred Stock, par value $0.10 per share, of HOC (4)..................................
 Depositary Shares of HOC................................................................
 Guarantees by HET of the Debt Securities of HOC (5).....................................
 Guarantees by HET of the Preferred Stock of HOC (5).....................................
                  Total (6)..............................................................    $750,000,000         $221,250 (7)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


  (1) The aggregate maximum public offering price of all securities issued pursuant to this Registration Statement will not exceed $750,000,000, which amount includes (i) the principal amount of any Debt Securities issued at their principal amount and the issue price rather than the principal amount of any Debt Securities issued at a discount, (ii) the initial offering price for shares of Common Stock of HET and (iii) the initial offering price for shares of Preferred Stock.
  (2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
  (3) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices, together with Special Stock Purchase Rights which are initially carried and traded with such shares of Common Stock (and whose value is reflected on the value of the Common Stock).
  (4) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.
  (5) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.
  (6) This Registration Statement also covers an indeterminate amount of securities as may be issued upon conversion of, or in exchange for, the securities registered hereunder.
  (7) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                                ___________________

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED MAY__, 1998

                                    $750,000,000

                                       [LOGO]

      HARRAH'S ENTERTAINMENT, INC.         HARRAH'S OPERATING COMPANY, INC.
              COMMON STOCK                           DEBT SECURITIES
             DEBT SECURITIES                         PREFERRED STOCK
             PREFERRED STOCK                        DEPOSITARY SHARES
            DEPOSITARY SHARES

     Harrah's Entertainment, Inc., a Delaware corporation ("HET"), and Harrah's Operating Company, Inc., a Delaware corporation ("HOC"), as the case may be, from time to time may offer, issue and sell the following: (i) shares of common stock, par value $0.10 per share, of HET (the "Common Stock"), (ii) debt securities consisting of debentures, notes or other evidence of indebtedness of HET (the "HET Debt Securities"), (iii) shares or fractional shares of preferred stock, par value $100.00 per share, of HET (the "HET Preferred Stock"), (iv) shares of HET Preferred Stock represented by depositary shares (the "HET Depositary Shares"), (v) debt securities consisting of debentures, notes or other evidence of indebtedness of HOC (the "HOC Debt Securities"), (vi) shares or fractional shares of preferred stock, par value $0.10 per share, of HOC (the "HOC Preferred Stock") or (vii) shares of HOC Preferred Stock represented by depositary shares (the "HOC Depositary Shares"), at an aggregate public offering price for all such securities not to exceed $750,000,000. The payment of principal and interest with respect to the HOC Debt Securities will be unconditionally guaranteed by HET. See "Description of the Debt Securities-Guarantee of HOC Debt Securities." With respect to the HOC Preferred Stock, the payment of dividends, if and to the extent declared out of monies held by HOC and legally available therefor, and payments on liquidation or redemption will be guaranteed by HET to the extent described herein. See "Description of the Preferred Stock-Guarantee of HOC Preferred Stock." The Common Stock, HET Debt Securities, HOC Debt Securities, HET Preferred Stock, HOC Preferred Stock, HET Depositary Shares and HOC Depositary Shares (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms determined by market conditions at the time of sale and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement which will include, where applicable: (i) in the case of Common Stock, the number of shares, purchase price and terms of the offering and sale thereof; (ii) in the case of Debt Securities, the specific title, aggregate principal amount, form (which may be certificated or global), authorized denominations, maturity (which may be fixed or extendible), interest rate (which may be fixed or variable) (or manner of calculation thereof), if any, the time of payment of interest, if any, any terms of redemption, conversion or exchange thereof, security, if any, ranking and terms of subordination, any terms for sinking fund payments, additional covenants, purchase price and other terms with respect to the Debt Securities; (iii) in the case of Preferred Stock, the specific designation and stated value per share, the number of shares and purchase price, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and the terms of HET's guarantee with respect to the HOC Preferred Stock; and (iv) in the case of Depositary Shares, the aggregate number of shares offered, the fractional share of HOC Preferred Stock represented by each such Depositary Share and the Purchase Price. The Debt Securities may be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in a Prospectus Supplement related thereto. See "Description of the Debt Securities."

   HET's Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol HET. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE. On May 15, 1998, the last reported sale price of the Common Stock on the NYSE was $25.625 per share. The Company has not yet determined whether any of the other Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, a Prospectus Supplement relating thereto will disclose such exchange or market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY
                                OF THIS PROSPECTUS.


   The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the offeror or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                               AVAILABLE INFORMATION

   HET and HOC (collectively, the "Company") have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to, or incorporated by reference in, the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to HET and HOC and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof or incorporated by reference therein. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to, or incorporated by reference in, the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   HET is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, HET files consolidated reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by HET may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, HET's reports, proxy statements and other information filed with the Commission may also be inspected and copied at the offices of the New York, Chicago, Pacific and Philadelphia Stock Exchanges, on which exchanges the Common Stock is listed.

   HOC is not currently subject to the informational reporting requirements of the Exchange Act. HOC will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The following documents have been filed with the Commission and are incorporated by reference in this Prospectus: (i) HET's Annual Report on Form 10-K (File No. 1-10410) for the year ended December 31, 1997 ( the "1997 HET Form 10-K "), (ii) HET's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and (iii) HET's Current Report on Form 8-K, filed with the Commission on December 24, 1997. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Harrah's Entertainment, Inc., at its principal executive offices at 1023 Cherry Road, Memphis, Tennessee 38117, Attention: Corporate Secretary, (901) 762-8600.

                  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS, INCLUDING ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE AS SET FORTH IN "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATE," "ESTIMATE," "EXPECTS," "PROJECTS," "MANAGEMENT BELIEVES," "THE COMPANY BELIEVES" AND SIMILAR WORDS AND PHRASES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED.

                                     THE COMPANY

   The Company is one of the leading casino entertainment companies in the United States and is unique in its broad geographic diversification. The Company operates casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada and Atlantic City, New Jersey. It also operates riverboat or dockside casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana, and North Kansas City and Maryland Heights, Missouri; and manages casinos on four Indian reservations, near Phoenix, Arizona, north of Seattle, Washington, in Cherokee, North Carolina and north of Topeka, Kansas. HET is a holding company, the principal asset of which is the capital stock of HOC. HOC directly owns certain of the assets and directly and indirectly owns the stock of certain subsidiaries which operate the Company's business. The principal executive offices of the Company are located at 1023 Cherry Road, Memphis, Tennessee 38117, telephone (901) 762-8600.

   On December 18, 1997, the Company entered into an agreement whereby it agreed to acquire Showboat, Inc. ("Showboat"). Showboat owns and operates casinos in Atlantic City, New Jersey and Las Vegas, Nevada. Showboat manages and is the largest single shareholder of a casino in Sydney, New South Wales, Australia, and owns 55% of a subsidiary which owns and manages a casino in East Chicago, Indiana. It is anticipated that the acquisition of Showboat will be completed in May 1998.

                          RATIO OF EARNINGS TO FIXED CHARGES

   The following are the consolidated ratios of earnings to fixed charges for the Company for each of the periods indicated.

                                        YEAR ENDED DECEMBER 31,
           THREE MONTHS ENDED  ----------------------------------------
             MARCH 31, 1998    1997     1996     1995     1994     1993
             --------------    ----     ----     ----     ----     ----
                   2.9          2.8      2.8      1.3      2.0      2.6

   For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. Fixed charges include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense deemed by the Company to be representative of interest. Where applicable, both earnings and fixed charges have been adjusted to include 100% of the financial results of the Company's nonconsolidated, majority-owned subsidiary.

                                   USE OF PROCEEDS

   The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including acquisitions, capital expenditures and working capital requirements; to repay, redeem or repurchase outstanding indebtedness; or for such other purposes as may be specified in a Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                           DESCRIPTION OF THE COMMON STOCK

   The description of the Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to HET's Certificate of Incorporation (the "HET Certificate") and HET's Bylaws (the "HET Bylaws").

GENERAL

   The HET Certificate authorizes the issuance of up to 360,000,000 shares of Common Stock with a par value of $0.10 per share. At March 31, 1998, HET had 101,099,242 shares of Common Stock issued and outstanding. In addition, HET has reserved for issuance under its 1990 Stock Option Plan, as amended, and 1990 Restricted Stock Plan, as amended, an aggregate of 7,886,871 shares of Common Stock (inclusive of additional options and restricted stock awards authorized by HET's stockholders on May 1, 1998).

   Subject to the limitations contained in the Company's debt instruments and after provision for the payment of dividends on any series of preferred stock which might be issued and which has a preference with respect to the payment of dividends, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of HET (the "HET Board") from time to time out of funds legally available for such purpose.

   In the event of any liquidation, dissolution or winding up of the affairs of HET, after payment of all debts and other liabilities and payment of any liquidation preference on any series of preferred stock which might be issued and which has a liquidation preference, the holders of shares of Common Stock are entitled to share pro rata in all lawful distributions of the remaining assets of HET.

   The holders of Common Stock will be entitled to one vote per share. Stockholders are not entitled to cumulative voting rights in the election of directors.

   All shares of Common Stock now outstanding are, and additional shares of Common Stock offered will be when issued, fully paid and non-assessable. The Common Stock has no conversion rights. No holder of Common Stock has any preemptive right to subscribe for any stock or other securities of HET which may be issued.

REDEMPTION

The Common Stock can be redeemed by HET if, among other circumstances, in the judgment of the HET Board such redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of, any license, franchise or entitlement from any governmental agency held by HET, any affiliate of HET, or any entity in which HET or an affiliate is an owner, which license, franchise or entitlement (i) is needed to conduct any portion of the business of HET, any such affiliate or other entity or which license, franchise or entitlement is conditioned upon some or all of the holders of Common Stock possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of HET or HOC, as the case may be, any such affiliate or other entity.

RIGHTS AND SPECIAL STOCK

   HET currently has 5,000,000 authorized shares of special stock, par value $1.125 per share ("Special Stock"). The HET Board has the authority, without further action by stockholders, to determine the rights, preferences and privileges of the unissued Special Stock. Provisions could be included in the shares of Special Stock, such as extraordinary voting, dividend, redemption or conversion rights, which could discourage an unsolicited tender offer or takeover proposal.

   The HET Board has authorized that one special stock purchase right (a "Right") be attached to each outstanding share of Common Stock. These Rights are exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer for 15% or more of the Common Stock. Each Right entitles stockholders to buy one two-hundredth of a share (a "Unit") of Series A Special Stock (the "Series A Stock") at a purchase price of $130.00 per Unit, subject to certain antidilution adjustments (the "Purchase Price"). If a person acquires 15% of more of the outstanding Common Stock, each Right entitles its holder to purchase Common Stock having a market value at that time of twice the Right's exercise price. Under certain conditions, each Right entitles its holder to purchase stock of an acquiring company at a discount. Rights held by the 15% owner will become void. The Rights will expire on October 5, 2006, unless earlier redeemed by the HET Board at one cent per Right.

PROHIBITED BUSINESS TRANSACTIONS

   As a corporation organized under the laws of the State of Delaware, HET is subject to Section 203 of the DGCL, which restricts certain business combinations between HET and an "interested stockholder" (in general, a stockholder owning 15% or more of the outstanding voting stock of HET) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if: (i) prior to an interested stockholder becoming such, the HET Board approves either the business combination or the transaction by which such person became an interested stockholder; (ii) upon consummation of the transaction, the interested stockholder owns at least 85% of the voting stock of HET outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are both directors and officers of HET); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the HET Board and authorized at an annual or special meeting of HET's stockholder by the affirmative vote of at least two-thirds of the outstanding voting stock of HET not owned by the interested stockholder.

   The HET Certificate also prohibits business combinations with "Interested Stockholders" and defines them to be anyone who is or intends to become the beneficial owner of 10% or more of the voting stock of HET. Unless approved by a majority of Continuing Directors (as defined in the HET Certificate) or the Interested Stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by HET stockholders and the public disclosure of the business combination, a proposed business combination with an Interested Stockholder requires the affirmative vote of 75% of all the votes entitled to be cast by holders of HET voting stock and not less than a majority of votes entitled to be cast by holders of HET voting stock, excluding the votes of the interested stockholder.

                          DESCRIPTION OF THE DEBT SECURITIES

   The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

   The HET Debt Securities may be issued under an indenture and one or more indentures supplemental thereto (the "HET Indenture") between HET and one or more trustees, and the HOC Debt Securities may be issued under a separate indenture and one or more indentures supplemental thereto (the "HOC Indenture") between HOC, as obligor, HET, as guarantor, and one or more trustees. The HET Indenture and the HOC Indenture are referred to collectively herein as the "Indentures."

   The terms of the Debt Securities include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indentures, while including a discussion of all material aspects or features thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities and the Indentures, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indentures.


GENERAL

   The Indentures provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the HET Board or the Board of Directors of HOC (the "HOC Board"), as the case may be, or as established in one or more indentures supplemental to the Indentures. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

   The Indentures provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any trustee under the Indentures (the "Trustee") may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustees with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indentures separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indentures.

   Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     (1)  The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof and the rate or rates at which original issue discount ("OID") will accrue;

     (4) The date or dates on which the principal of such Debt Securities will be payable (or the method by which such date or dates will be determined);

     (5) The rate or rates (which may be fixed or variable) and, if applicable, the method used to determine the rate, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, and the circumstances, if any, in which HET or HOC, as the case may be, may defer interest payments, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date;

     (6) The place or places where principal of, premium, if any, and interest on such Debt Securities will be payable (or the method of such payment), and such Debt Securities may be surrendered for conversion or registration of transfer or exchange;

     (7) The obligation, if any, of HET or HOC, as the case may be, to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the right, if any, of HET or HOC, as the case may be, to redeem such Debt Securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed;

     (8) The denominations in which such Debt Securities are issuable, if other than denominations of $1,000 and any integral multiple thereof;

     (9) Whether such Debt Securities are to be issued at a discount and the portion of the principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof;

     (10) Provisions, if any, for the defeasance or discharge of certain obligations with respect to such Debt Securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the Indentures;

     (11)  Whether such Debt Securities will be in registered or bearer form;

     (12) The currency or currencies in which payment of principal of and interest on such Debt Securities will be made;

     (13) If payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined;

     (14) The manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     (15) Any addition to, or modification or deletion of, any Events of Default or covenants set forth in the Indentures;

     (16) A discussion of any material and/or special United States federal income tax considerations applicable to such Debt Securities;

     (17) Any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed;

     (18) Whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

     (19) Any rights of the holders of such Debt Securities to convert or exchange such Debt Securities into or for other securities or property of HET or HOC and, if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the Indentures, upon which such Debt Securities will be convertible or exchangeable;

     (20) The terms, if any, on which such Debt Securities will be subordinate to other debt of HET or HOC, as the case may be;

     (21)  Any listing of the Debt Securities on a securities exchange;

     (22) The provisions, if any, relating to any security provided for such Debt Securities; and

     (23) Any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indentures.

   The Debt Securities may be sold at a discount below their principal amount. Even if the Debt Securities are not issued at a discount below their principal amount, such securities may, for United States federal income tax purposes, be deemed to have been issued with OID because of certain interest payment characteristics. Special United States federal income tax considerations applicable to Debt Securities issued with OID will be described in more detail in any applicable Prospectus Supplement. In addition, special United States federal tax considerations or other restrictions or terms applicable to any Debt Securities issuable in bearer form, offered exclusively to foreigners, or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

GUARANTEE OF HOC DEBT SECURITIES

   HET irrevocably and unconditionally will guarantee the payment of all obligations of HOC under the HOC Debt Securities. If HOC defaults in the payment of the principal of, premium, if any, or interest on such HOC Debt Securities when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the Trustee or any holder of such HOC Debt Securities, HET shall be required promptly and fully to make such payment. The Indentures provide for the release of HET as guarantor of HOC Debt Securities in certain circumstances, including
(i) HOC ceases to be a wholly owned Subsidiary of HET, or (ii) a transfer by HOC of all or substantially all of its assets or a merger of HOC which transfer or merger is governed by the "Merger, Consolidation, or Sale of Assets" covenant, and in connection with which the transferee entity assumes HOC's obligations under the Indenture and such transfer or merger otherwise complies with the requirements of such covenant.

   HET conducts substantially all of its business through HOC and its subsidiaries and does not own any material assets other than all of the stock of HOC. HET's obligations under the guarantee are as a secondary obligor, and such obligations are subordinated to all present and future senior indebtedness of HET. HET is presently dependent on the receipt of dividends or other payments from HOC to make payments on the guarantee of the HOC Debt Securities.

EXCHANGE REGISTRATION, TRANSFER AND PAYMENT

   Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be registrable, at the office of the Trustee or at any other office or agency maintained by HET or HOC, as the case may be, for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but HET or HOC, as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

   The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement.
In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

   Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified HET or HOC, as the case may be, that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) HET or HOC, as the case may be, executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

   The specific terms of the Depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. HET and HOC expect that the following provisions will apply to Depositary arrangements:

   Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by HET or HOC, as the case may be, if such Debt Securities are offered and sold directly by HET or HOC. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

   So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

   Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

MERGER, CONSOLIDATION OR SALE OF ASSETS

   The Indentures provide that HET or HOC, as the case may be, may not consolidate or merge with or into, or sell, assign, convey, transfer or lease its properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (i) either
(a) in the case of a merger or consolidation, HET or HOC, as the case may be, is the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all the obligations of HET or HOC, as the case may be, under the Debt Securities and the Indentures, and (ii) immediately after such transaction no Default or Event of Default shall exist.

EVENTS OF DEFAULT

   Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise or failure to deposit a sinking fund payment when and as due in respect of any Debt Security of that series; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) default in the performance, or breach, of any covenant or warranty of HET or HOC, as the case may be, in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to HET or HOC, as the case may be, by the applicable Trustee or to HET or HOC, as the case may be, and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (d) the acceleration of the maturity of any indebtedness of HET or HOC, as the case may be, (other than Non-recourse Indebtedness (as defined below)), at any one time, in an amount in excess of the greater of (i) $25 million and (ii) 5% of Consolidated Net Tangible Assets (as defined below), if such acceleration is not annulled within 30 days after written notice to HET or HOC, as the case may be, by the Trustee and the holders of at least 25% in principal amount of the outstanding Debt Securities of that series; and (e) certain events of bankruptcy, insolvency or reorganization. The Prospectus Supplement may provide for any other Event of Default with respect to Debt Securities of that particular series.

   "Non-recourse Indebtedness" means indebtedness the terms of which provide that the lender's claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness.

   "Consolidated Net Tangible Assets" means the total amount of assets (including investments in joint ventures) of HET or HOC, as the case may be, and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of it and its subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and
(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of HET or HOC, as the case may be, for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

   If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series initially were issued at a discount, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

   The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

   HET or HOC, as the case may be, will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by HET or HOC, as the case may be, of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

   Subject to certain exceptions, HET or HOC, as the case may be, and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by HET or HOC, as the case may be, with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security (including default interest); (iii) reduce the principal of or premium, if any, or change the fixed maturity of any Debt Security, reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto or reduce the portion of the principal amount payable upon acceleration of the maturity of any Debt Securities issued at a discount; (iv) make any Debt Security payable in currency other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of, premium, if any, or interest on, any Debt Security; or
(vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture. HET or HOC, as the case may be, and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) to provide for certificated or unregistered Debt Securities and to make all appropriate changes for such purpose; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or
(B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

   The holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, any Debt Security with respect to the Debt Securities of that series; PROVIDED, HOWEVER, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.


DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

   DEFEASANCE AND DISCHARGE. The Indentures provide that HET or HOC, as the case may be, may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Debt Securities, to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated

Debt Securities of such series, to maintain paying agencies and to hold money for payment in trust) upon the irrevocable deposit with the Trustee, in trust, of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the dates such payments are due. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel or a ruling from the United States Internal Revenue Service (an "IRS Ruling"), in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit, defeasance and discharge.

   DEFEASANCE OF CERTAIN COVENANTS. Upon compliance with certain conditions, HET or HOC, as the case may be, may omit to comply with certain restrictive covenants contained in the Indentures (or, if provided for in the applicable Prospectus Supplement, any other restrictive covenant relating to any series of Debt Securities provided for in a Board Resolution or supplemental indenture which, by its terms may be defeased pursuant to the terms of such series of Debt Securities) and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to any Debt Securities. The conditions include, among others: the deposit with the Trustee of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates such payments are due; and the delivery to the Trustee of an opinion of counsel or an IRS Ruling to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance.

LIMITED LIABILITY OF CERTAIN PERSONS

   The Indentures provide that no stockholder, incorporator, employee officer or director, as such, past, present or future of HET or HOC, as the case may be, its affiliates or any successor corporation shall have any personal liability in respect of the obligations of HET or HOC, as the case may be, under the Indentures or the Debt Securities by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

   The casino entertainment operations of HET and HOC are subject to extensive regulation by federal, state and local authorities in several jurisdictions.
See "Business and Properties -- Governmental Regulation" in the 1997 HET Form 10-K, incorporated by reference herein. The Indentures provide that each holder, by accepting any of the Debt Securities subject thereto, shall be deemed to have agreed that if the gaming authority of any jurisdiction of which HET or HOC, as the case may be, or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of the Debt Securities of a holder must be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, HET or HOC, as the case may be, shall have the right, at its election, (i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (ii) to redeem such Debt Securities at a redemption price equal to the lesser of (A) such person's cost or (B) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. HET or HOC, as the case may be, shall notify the Trustee in writing of any such redemption as soon as practicable. HET or HOC, as the case may be, shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability. The Indentures will require the Trustee to report the names of the record holders of the Debt Securities to any gaming authority when required by law.

CONVERSION AND EXCHANGE RIGHTS

   The terms and conditions, if any, upon which the Debt Securities are convertible into or exchangeable for other securities or property of HET or HOC will be set forth in the applicable Prospectus Supplement relating thereto.
Such terms will include whether such Debt Securities are convertible into or exchangeable for other securities or property of HET or HOC, the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such Debt Securities, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities.

                      DESCRIPTION OF THE PREFERRED STOCK

     The description of Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the respective Certificates of Incorporation and Bylaws of HET or HOC, as applicable. The particular terms of a series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series.

GENERAL

     The HET Certificate authorizes the issuance of 150,000 shares of HET Preferred Stock with a par value of $100.00 per share, none of which was outstanding as of the date of this Prospectus. HOC's Certificate of Incorporation (the "HOC Certificate") authorizes the issuance of 1,000,000 shares of Preferred Stock with a par value of $.10 per share, none of which was outstanding as of the date of this Prospectus. Shares of HET Preferred Stock and HOC Preferred Stock may be issued from time to time, in one or more series, as authorized by the HET Board and the HOC Board, respectively. Prior to issuance of shares of each series, the HET Board or the HOC Board, as the case may be, is required by their respective Certificates of Incorporation to fix for each series the terms, preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemptions. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

TERMS

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the respective Certificates of Incorporation and Bylaws of HET or HOC and any applicable amendments thereto designating terms of a series of Preferred Stock (a "Designating Amendment").

   Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1)  The title and stated value of such Preferred Stock;

     (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6)  The provision for a sinking fund, if any, for such Preferred
          Stock;

     (7)  The provision for redemption, if applicable, of such Preferred
          Stock;

     (8)  Any listing of such Preferred Stock on any securities exchange;

     (9)  The voting rights, if any, of such Preferred Stock;

     (10) Any rights of the holders of such Preferred Stock to convert or exchange such Preferred Stock into or for other securities or property of HET or HOC and, if so, the terms and conditions upon which such Preferred Stock will be convertible or exchangeable;

     (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

     (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of HET or HOC, as the case may be;

     (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of HET or HOC, as the case may be;

     (14) Whether dividends are payable in additional shares of Preferred Stock; and

     (15) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

   Unless otherwise specified in a Prospectus Supplement, the Preferred Stock of HET or HOC will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of HET or HOC, as the case may be, rank (i) senior to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HET or HOC, as the case may be; (ii) on a parity with all equity securities issued by the terms of which specifically provide that such equity securities rank on a parity with such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HET or HOC, as the case may be; and
(iii) junior to all equity securities issued by HET or HOC, as the case may be, the terms of which specifically provide that such equity securities rank senior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HET or HOC, as the case may be. The term "equity securities" does not include convertible debt securities.

GAMING REDEMPTION

   Each of the Certificates of Incorporation of HET and HOC provide that any of its equity securities can be redeemed by HET or HOC, as the case may be, if, among other circumstances, in the judgment of the HET Board or the HOC Board, as the case may be, such redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of any license, franchise or entitlement from any governmental agency held by it or any of its affiliates, or any entity in which HET or HOC, as the case may be, or an affiliate is an owner, which license, franchise or entitlement is (i) needed to conduct any portion of the business of HET or HOC, as the case may be, any such affiliate or other entity or which license, franchise or entitlement is conditioned upon some or all of the holders of such security possessing prescribed qualifications; or (ii) needed to allow the conduct of any portion of the business of HET or HOC, as the case may be, or any such affiliate or other entity.

GUARANTEE OF HOC PREFERRED STOCK

   HET will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full to the holders of the HOC Preferred Stock of any series, the Guarantee Payments (as defined below) (except to the extent paid by HOC), as and when due, regardless of any defense, right of set-off or counterclaim which HOC may have or assert. The following payments to the extent not paid by HOC (the "Guarantee Payments") will be subject to such guarantee (without duplication): (i) any accumulated and unpaid dividends which have been theretofore declared on the HOC Preferred Stock of such series out of funds legally available therefor, (ii) the redemption price (including all accumulated unpaid dividends) payable out of funds legally available therefor with respect to HOC Preferred Stock of any series called for redemption by HOC and (iii) upon the liquidation of HOC, the lesser of (a) the aggregate of the stated liquidation preference and all accumulated and unpaid dividends (whether or not declared) to the date of payment and (b) the amount of assets of HOC legally available for distribution to holders of HOC Preferred Stock of such series in liquidation. HET's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by HET to the holders of HOC Preferred Stock of any series or by causing HOC to pay such amounts to such holders.

   In connection with the guarantee of HOC Preferred Stock, HET will covenant that, so long as any shares of HOC Preferred Stock of any series remain outstanding, neither HET nor any majority owned subsidiary of HET will declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of HET's capital stock or make any guarantee payments with respect to the foregoing (other than payments under its guarantee of HOC Preferred Stock, redemptions described under "Description of Common Stock--Redemption," payments to redeem common share purchase rights under HET's stockholder rights plan dated October 5, 1996, as amended, or the declaration of a dividend of similar share purchase rights in the future), if at such time, HET will be in default with respect to its payment or other obligations under such guarantee.

   HET's guarantee of HOC Preferred Stock will constitute an unsecured obligation of HET and will rank (i) subordinate and junior in right of payment to all other liabilities of HET, (ii) pari passu with the most senior preferred stock hereafter issued by HET and with any guarantee now or hereafter entered into by HET in respect of any preferred or preference stock of any affiliate of HET and (iii) senior to HET's common stock. For purposes of clause (ii), pari passu means that any payments to which beneficiaries of HET's guarantee of HOC Preferred Stock are entitled must be shared with holders of any preferred or preference stock to which such guarantee is stated to be pari passu ("Pari Passu Stock") to the same extent as would be required under applicable law if instead such guarantee constituted a class of preferred or preference stock of HET ranking pari passu with such Pari Passu Stock as to such payments.

   HET's guarantee of HOC Preferred Stock will constitute a guarantee of payment and not of collection. Accordingly, a holder of HOC Preferred Stock may enforce such guarantee directly against HET, and HET will waive any right or remedy to require that any action be brought against HOC or any other person or entity before proceeding against HET. HET's guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by HOC.

   Since HET is a holding company, the rights of HET, and hence the rights of creditors of HET (including the rights of holders of Preferred Stock under HET's guarantee of HOC Preferred Stock), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of HET itself as a creditor of the subsidiary may be recognized.

CONVERSION AND EXCHANGE RIGHTS

   The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into or exchangeable for other securities or property of HET or HOC will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Preferred Stock is convertible into or exchangeable for other securities or property of HET or HOC, the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchanges will be at the option of the holders of such Preferred Stock, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Preferred Stock.

                                  DEPOSITARY SHARES

GENERAL

   HET or HOC may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of their respective Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among HET or HOC, as the case may be, the depositary named therein

(the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, exchange, redemption and liquidation rights).

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock to the Preferred Stock Depositary, HET or HOC, as the case may be, will cause the Preferred Stock Depositary to issue, on behalf of HET or HOC, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from HET upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

   The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

   In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of HET or HOC, as the case may be, sell such property and distribute the net proceeds from such sale to such holders.

   No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

   Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by such Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

   Whenever HET or HOC, as the case may be, redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided HET or HOC, as the case may be, shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by HET or HOC.

   From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

   Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and HET or HOC, as the case may be, will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

   In the event of the liquidation, dissolution or winding up of HET or HOC, as the case may be, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE RIGHTS

   The Depositary Shares, as such, are not convertible into or exchangeable for any securities or property of HET or HOC. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct HET or HOC, as the case may be, to cause conversion or exchange of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into or for other securities or property of HET or HOC, and each of HET and HOC has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary shares not to be converted or exchanged. No fractional shares of Common Stock will be issued upon conversion or exchange, and if such conversion or exchange would result in a fractional share being issued, an amount will be paid in cash by HET or HOC, as the case may be, equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion or exchange.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

   The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between HET or HOC, as the case may be, and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

   The Deposit Agreement may be terminated by HET or HOC, as the case may be, upon not less that 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. In addition, the Deposit Agreement will terminate automatically if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of HET or HOC, as the case may be, and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of HET or HOC not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

   HET or HOC, as the case may be, will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, HET or HOC, as the case may be, will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

   The Preferred Stock Depositary may resign at any time by delivering to HET or HOC, as the case may be, notice of its election to do so, and HET or HOC, as the case may be, may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

   The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from HET or HOC, as the case may be, which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

   Neither the Preferred Stock Depositary nor HET or HOC, as the case may be, will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of HET or HOC, as the case may be, and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and HET or HOC, as the case may be, and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. HET or HOC, as the case may be, and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

                                 PLAN OF DISTRIBUTION

   HET and HOC may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter, or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. HET and HOC reserve the right to sell or exchange Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the NYSE or in negotiated transactions or a combination of such methods. HET and HOC may also, from time to time, authorize dealers, acting as agents of HET and HOC, as the case may be, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from HET or HOC in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from HET or HOC will be described, in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

   Any underwriting compensation paid by HET or HOC to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with HET or HOC, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by HET or HOC for certain expenses.

   To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by HET or HOC. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                    LEGAL MATTERS

   Certain legal matters with respect to the Securities offered hereby will be passed upon for HET and HOC by Latham & Watkins and E. O. Robinson, Jr., Senior Vice President and General Counsel of HET and HOC.

                                       EXPERTS

   The audited financial statements and schedules incorporated by reference in this Prospectus and in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Set forth below is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable and reimbursable by the Company in connection with the issuance and distribution of the offered Securities.



SEC registration fee . . . . . . . . . . . . . . . . .        $221,250
Accountants' fees and expenses . . . . . . . . . . . .               *
Legal fees and expenses (other than Blue Sky). . . . .               *
Blue Sky Fees and expenses . . . . . . . . . . . . . .               *
Printing and engraving expenses. . . . . . . . . . . .               *
Trustee's and registrar's fees and expenses. . . . . .               *
Miscellaneous. . . . . . . . . . . . . . . . . . . . .               *

Total. . . . . . . . . . . . . . . . . . . . . . . . .        $221,250

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

   Article Tenth of the HET Certificate provides for indemnification of the officers and directors of HET to the full extent permitted by the Delaware General Corporation Law.

   Article VI of the HET Bylaws provides, in effect, for the indemnification by HET of each director and officer of HET to the fullest extent permitted by applicable law.

   HET has entered into Indemnification Agreements with its directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that HET will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by HET or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of HET, or is or was serving at the request of HET or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. Notwithstanding the foregoing, (i) the obligations of HET shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of HET to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, HET shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse HET, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse HET for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

   Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the HET Certificate eliminates the liability of a director of HET to HET or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

     1.1    Form of Underwriting Agreement*

     4.1    Certificate of Incorporation of The Promus Companies Incorporated;
            Certificate of Amendment of Certificate of Incorporation of The
            Promus Companies Incorporated dated April 29, 1994; Certificate of
            Amendment of Certificate of Incorporation of The Promus Companies
            Incorporated dated May 26, 1995; and Certificate of Amendment of
            Certificate of Incorporation of The Promus Companies Incorporated dated June 30, 1995, changing its name to Harrah's Entertainment, Inc. (1)

     4.2    Bylaws of Harrah's Entertainment, Inc., as amended December 12,
            1997. (2)

     4.3    Rights Agreement dated as of October 5, 1996, between Harrah's
            Entertainment, Inc. and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of
            Harrah's Entertainment, Inc. as Exhibit A, the form of Right
            Certificate as Exhibit B and the Summary of Rights to Purchase
            Special Shares as Exhibit C. (3)

     4.4 First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah's Entertainment, Inc. and The Bank of New York. (4)

     4.5 Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah's Entertainment, Inc.
            and The Bank of New York. (5)

     4.6    Letter to Stockholders dated July 23, 1997 regarding Summary of
            Rights to Purchase Special Shares As Amended Through April 25,
            1997. (5)

     4.7    Certificate of Elimination of Series B Special Stock of Harrah's
            Entertainment, Inc., dated February 21, 1997. (4)

     4.8    Certificate of Designations of Series A Special Stock of Harrah's
            Entertainment, Inc., dated February 21, 1997. (4)

     4.9    Certificate of Incorporation of Harrah's Operating Company, Inc.
            (6)

     4.10   Bylaws of Harrah's Operating Company, Inc. (6)

     4.11   Certificate of Designation for HET Preferred Stock.*

     4.12   Certificate of Designation for HOC Preferred Stock.*


     4.13   Form of HET Indenture.**

     4.14   Form of HOC Indenture.**

     5.1 Opinion of Latham & Watkins as to the legality of the securities being registered.**

     12.1   Statement regarding Computation of Ratios.**

     23.1   Consent of Latham & Watkins (included in Exhibit 5.1).**

     23.2   Consent of Arthur Andersen LLP.**

     24     Power of Attorney (contained on Page 23).

* To be filed by amendment or incorporated by reference in connection with the offering of the Securities.

**   Filed herewith.

FOOTNOTES

(1) Incorporated by reference from HET's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 6, 1996, File No. 1-10410.

(2) Incorporated by reference from HET's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed March 10, 1998, File No. 1-10410.

(3) Incorporated by reference from HET's Current Report on Form 8-K filed August 9, 1996, File No. 1-10410.

(4) Incorporated by reference from HET's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997, File No. 1-10410.

(5) Incorporated by reference from HET's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997, File No. 1-10410.

(6) Incorporated by reference from Amendment No. 1 to Form S-3 Registration Statement of HOC, File No. 33-62783, filed October 11, 1995.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         HARRAH'S ENTERTAINMENT SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Entertainment, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Memphis, Tennessee on May 18, 1998.

                                HARRAH'S ENTERTAINMENT, INC.

Dated: May 18, 1998             By  /s/  PHILIP G. SATRE
                                    ----------------------------------
                                Philip G. Satre
                                Chairman, President and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip G. Satre and E. O. Robinson, Jr. and each of them, each whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Harrah's Entertainment, Inc. on the dates indicated.

           SIGNATURE                       TITLE                      DATE
           ---------                       -----                      ----

  /s/  SUSAN CLARK-JOHNSON
 --------------------------------          Director                 May 18, 1998
      Susan Clark-Johnson

  /s/  JAMES B. FARLEY                     Director                 May 18, 1998
 --------------------------------
      James B. Farley

  /s/  RALPH HORN                          Director                 May 18, 1998
 --------------------------------
      Ralph Horn

  /s/  JOE M. HENSON                       Director                 May 18, 1998
 --------------------------------
      Joe M. Henson

  /s/  R. BRAD MARTIN                      Director                 May 18, 1998
 --------------------------------
      R. Brad Martin

  /s/  WALTER J. SALMON                    Director                 May 18, 1998
 --------------------------------
      Walter J. Salmon

  /s/  PHILIP G. SATRE             Director, Chairman, President    May 18, 1998
 --------------------------------  and Chief Executive Officer
      Philip G. Satre

  /s/  BOAKE A. SELLS                      Director                 May 18, 1998
 --------------------------------
      Boake A. Sells

  /s/  EDDIE N. WILLIAMS                   Director                 May 18, 1998
 --------------------------------
      Eddie N. Williams

  /s/  COLIN V. REED                 Chief Financial Officer        May 18, 1998
 --------------------------------
      Colin V. Reed

  /s/  JUDY T. WORMSER               Controller and Principal       May 18, 1998
 --------------------------------      Accounting Officer
      Judy T. Wormser

                            HARRAH'S OPERATING SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Operating Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Memphis, Tennessee on May 18, 1998.

                           HARRAH'S OPERATING COMPANY, INC.

Dated: May 18, 1998       By  /s/ PHILIP G. SATRE
                              ----------------------------------------
                              Philip G. Satre
                              Chairman, President, and Chief Executive Officer

                                  POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip G. Satre and E. O. Robinson, Jr. and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Harrah's Operating Company, Inc. on the dates indicated.

               SIGNATURE                      TITLE                   DATE
               ---------                      -----                   ----

 /s/  PHILIP G. SATRE             Director, Chairman, President
 --------------------------------  and Chief Executive Officer    May 18, 1998
           Philip G. Satre

 /s/  COLIN V. REED                  Chief Financial Officer
 --------------------------------                                 May 18, 1998
             Colin V. Reed

 /s/  JUDY T. WORMSER                Controller and Principal
 --------------------------------       Accounting Officer        May 18, 1998
           Judy T. Wormser